Exhibit 10.111

SECURED NOTE

$3,000,000	June 15, 2009

FOR VALUE RECEIVED,  Ocimum Biosolutions Inc., a Delaware corporation, (the “Ocimum”) and Ocimum Biosolutions India Limited, a company incorporated under the Company Act, 1956, in the Republic of India (“Ocimum India”, and collectively with Ocimum, “Maker”), jointly and severally, promise to pay to Ore Pharmaceuticals Inc., a Delaware corporation (“Ore”), the principal sum of THREE MILLION Dollars ($3,000,000), as such amount may be adjusted in accordance with terms herein, (the “Principal Amount”) pursuant to the terms and conditions of that certain Security Agreement of even date herewith between Ore and Ocimum (the “Security Agreement”), together with interest thereon, if any, computed hereunder and any and all other sums which may be due and owing to the Ore in accordance with the terms contained herein and in the Security Agreement.  Ore and Maker may hereinafter be collectively referred to as the “Parties”.

1.        Cancellation of Prior Promissory Note.  The Parties agree and acknowledge that upon execution of this Note and the Security Agreement, the Promissory Note dated December 14, 2007 (“Prior Note”) between the Maker and Ore (then doing business as Gene Logic Inc.) shall be deemed hereby cancelled, revoked, and superseded by this Secured Note (the “Note”).

2.        Incorporation of Security and Security Agreement.  This Note is the “Note” referred to in the Security Agreement.  This Note is secured by the Collateral (as defined in the Security Agreement), which Collateral generally includes all accounts, equipment, inventory, documents, instruments, securities, deposit accounts and other assets of Ocimum now existing or hereafter acquired, and all proceeds of any of the foregoing.  Reference is made to the Security Agreement, which is incorporated by reference in its entirety into this Note, for terms and conditions applicable to this Note, including, without limitation, rights and obligations of payment and repayment hereof, events of default, and Ore’s rights and remedies upon the occurrence of any such events of default.

3.        Maturity.  The Principal Amount shall be due and payable as described in Section 4. Interest shall accrue on the unpaid Principal Amount, subject to any adjustment provided in Section 4, at a rate of fifteen percent (15%) per annum, compounded monthly.  Interest hereunder shall be calculated on the basis of a three hundred sixty (360) days-per-year factor applied to the actual days on which there exists an unpaid balance under the Note.

4.        Principal Adjustment and Payment Schedule.  The Principal Amount shall adjust as follows:

  On July 15, 2009, the Principal Amount shall be increased by four percent (4%) of the then unpaid Principal Amount;
  On August 15, 2009, the Principal Amount shall be increased by five percent (5%) of the then unpaid Principal Amount; and
  On September 15, 2009, the Principal Amount shall be increased by eight percent (8%) of the then unpaid Principal Amount.

Maker shall pay Ore according to the following schedule:

  No less than fifty percent (50%) of the Principal Amount, adjusted to reflect interest described in Section 3 that has accrued since June 15, 2009 and any adjustment to the Principal Amount as described in this Section 4 above that may have occurred, shall be due and payable to Ore on or prior to August 1, 2009;
  The remaining Principal Amount, if any, adjusted to reflect interest described in Section 3 that has accrued since June 15, 2009 and any adjustment to the Principal Amount as described in this Section 4 above that may have occurred, shall be due and payable to Ore on or before September 15, 2009.

Maker’s failure to make either payment in full and when due shall be deemed an Event of Default under Section 7 of the Security Agreement.

5.        Waiver of Presentment, Etc.  Maker, for itself and its successors and assigns, hereby waives presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest or notice of protest and nonpayment of this Note.  From time to time, without affecting the obligation of Maker to pay the then-outstanding Principal Amount of this Note, Ore may, at the option of Ore, extend the time for payment of principal hereof, reduce the payments hereunder, release anyone liable on this Note, accept a renewal of this Note, join in any extension or subordination, or exercise any option or election hereunder.  No one or more of such actions shall constitute a novation.

6.       Costs of Collection.  Maker hereby agrees to pay all costs and expenses (including court costs and reasonable attorneys’ fees, whether or not litigation is commenced) incurred by Ore in collecting or attempting to collect or enforce its rights under this Note.

7.        Rights and Remedies Cumulative.  Each right, power and remedy of Ore specified herein or available at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Note or available at law or in equity and the exercise or beginning of the exercise by Ore of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Ore of any or all other rights, powers or remedies.

8.        Confession of Judgment.  Upon any default hereunder and to the extent permitted by law, Maker, for itself and its successors and assigns, authorizes any attorney admitted to practice before any court of record in the United States on behalf of Maker to confess judgment against Maker in the full amount due under this Note, including then-outstanding principal, accrued and unpaid interest and all other sums due hereunder.  Maker waives the benefit of any and every statute, ordinance or rule of court which may be lawfully waived conferring upon Maker any right or privilege, stay of execution, or supplementary proceeding or other relief from the immediate enforcement of a judgment or related proceedings on a judgment.  The authority granted herein shall not be exhausted by any one or more exercises or be extinguished by any judgment entered and may be exercised on one or more occasions and in one or more jurisdictions.

9.        Governing Law; Dispute Resolution; Notices; Jury Trial Waiver.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland and the federal laws of the United States of America, without regard to principles of conflicts of laws.  The state or federal courts located within the State of Maryland shall have jurisdiction over any and all disputes arising from or related to this Agreement or the transactions contemplated hereby.  All proceedings between the Parties under or relating to this Agreement or any breach hereof shall be conducted solely in the English language. The Parties also consent to the service of process in connection with any dispute or claim arising hereunder by personal delivery, mailing such notice to the other party by registered or certified mail, postage prepaid at the addresses provided in the preamble of this Agreement or such other address as a Party may from time to time give notice of to the other Parties, or any other manner permitted by law.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.       No Assignment. Ocimum may not assign this Note, or its rights hereunder except in the case of a sale of substantially all of the assets of the Company.

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IN WITNESS WHEREOF, Ocimum has caused this Note to be executed as an instrument under seal on its behalf by its duly authorized officer as of the day and year first above written.

OCIMUM BIOSOLUTIONS INC.:

By:	/s/ Subash Lingareddy
Name:	Subash Lingareddy
Title:	Director
OCIMUM BIOSOLUTIONS INDIA LIMITED:

By:	/s/ Anuradha Acharya	(SEAL)
Name:	Anuradha Acharya
Title:	CEO